EXHIBIT 5.1

Stradling Yocca Carlson & Rauth
Professional Corporation
Attorneys at Law
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660

August 30, 2004

MTI Technology Corporation
14661 Franklin Avenue
Tustin, California 92780

     Re:            MTI Technology Corporation., Registration Statement on Form S-3

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-3, (the “Registration Statement”) being filed by MTI Technology Corporation, a Delaware corporation (“MTI”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 7,292,278 shares of MTI’s common stock, $0.001 par value (the “Common Stock”), consisting of 5,667,970 shares of Common Stock issuable upon conversion of shares of MTI’s Series A Convertible Preferred Stock, $0.001 par value (the “Series A Convertible Preferred Stock”) issued in the same private placement pursuant to a Securities Purchase Agreement dated as of June 17, 2004 among MTI and the purchasers named therein (the “Underlying Shares”), and 1,624,308 shares of Common Stock that are issuable upon the exercise of the warrants issued in or in connection with the private placement (the “Warrant Shares”). The shares of Common Stock may be offered for resale from time to time by and for the account of the selling stockholders as named in the Registration Statement.

     We have reviewed the corporate actions of MTI in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that the 5,667,970 Underlying Shares, when issued upon conversion of the Series A Convertible Preferred Stock in accordance with the terms of MTI’s Certificate of Designation of Series A Convertible Preferred Stock, will be validly issued, fully paid and nonassessable, and the 1,624,308 Warrant Shares, when issued upon exercise of the warrants in accordance with the terms of the warrants, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement, including any amendment thereto.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH

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